UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

Schedule 14A

_________________

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.    )

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Filed by a party other than the Registrant	☐

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☐	Soliciting Material under §240.14a-12

MoneyLion Inc.
(Name of Registrant as Specified In Its Charter)

_______________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 28, 2023

Dear MoneyLion Stockholders:

I want to cordially invite you to attend the 2023 Annual Meeting of Stockholders of MoneyLion Inc., which will be held virtually via live webcast at www.virtualshareholdermeeting.com/ML2023 on June 15, 2023 at 10:00 a.m. Eastern Time.

The matters expected to be acted upon at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement.

Your vote is important. Please cast your vote as soon as possible over the Internet, by telephone, or by completing and returning your Proxy Card in the postage-prepaid envelope so that your shares are represented. Your vote will mean that you are represented at the Annual Meeting regardless of whether or not you attend. Returning the proxy does not deprive you of your right to attend the virtual Annual Meeting and to vote your shares then. We will begin mailing the Notice of Internet Availability on or about April 28, 2023 to our stockholders of record as of the close of business on April 24, 2023.

2022 IN REVIEW

In the face of unparalleled challenges throughout 2022, MoneyLion once again demonstrated its resilience and adaptability, achieving record performance. Our distinctive combination of assets has enabled us to construct a robust platform, empowering a wide range of consumers to make informed financial decisions with confidence.

Our unwavering commitment to innovation and service has solidified our reputation as a dependable financial partner for all of our customers, clients and enterprise partners alike. We are proud of the nearly 100% growth in total net revenue we achieved in 2022, reaching over $340 million from $171 million in 2021. We have made significant strides towards profitability, achieving a significant profitability milestone exiting 2022 — a testament to our team’s shared commitment to reaching profitability at scale. In 2022, we reached impressive milestones, and we exited the year with 6.5 million total customers who consumed 12.9 million total products, over 1,000 enterprise partners, and more than 33 million unique customer profiles across our platform to date. We continually enhanced our product offerings and dynamic content to inspire our customers’ discovery of financial products and services.

As we look to the future, we are confident that 2023 will mark our transition towards sustained profitability. Importantly, we have developed a robust acquisition strategy that yields excellent customer acquisition costs and payback periods, underpinning the operating leverage inherent in our business model. Our priorities for 2023 are clear: drive operating expense efficiencies, focus on our most profitable business lines, and continue to leverage our unique customer acquisition strategy while optimizing marketing spend. MoneyLion’s talented, experienced leadership team is well-equipped to navigate any economic landscape, and our platform is poised to deliver a balanced combination of growth and profitability in the years to come.

In closing, we’d like to express our gratitude to the global MoneyLion team whose contributions led to another successful year of executing on our mission to rewire the financial system. We’d also like to express our appreciation of our customers, clients, partners and shareholders who have continued to support us as we embark on the ambitious goal of reimagining the future of financial services.

Sincerely,

Diwakar (Dee) Choubey	John Chrystal
Chief Executive Officer	Chair of the Board of Directors

MONEYLION INC.

30 West 21st Street, 9th Floor
NEW YORK, NEW YORK 10010

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of MoneyLion Inc.:

NOTICE IS HEREBY GIVEN that the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of MoneyLion Inc., a Delaware corporation (referred to herein as the “Company,” “MoneyLion,” “we,” “us” or “our”), will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/ML2023 on June 15, 2023, at 10:00 a.m. Eastern time, for the following purposes:

1.      to elect the three directors named in the Proxy Statement as Class II directors of the Company, each to serve until the 2026 Annual Meeting of Stockholders of the Company and until his or her successor is duly elected and qualified, subject to his or her earlier death, resignation or removal;

2.      to ratify the selection, by the Audit Committee of the Board of Directors of the Company (the “Board of Directors”), of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023; and

3.      to transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders.

Only stockholders of record holding shares of Class A common stock, par value $0.0001 per share, of the Company or shares of Series A Convertible Preferred Stock, par value $0.0001 per share, of the Company as of the close of business on April 24, 2023 (the “Record Date”) are entitled to vote at the Annual Meeting or any adjournments or postponements that take place.

The Board of Directors recommends that you vote:

Proposal No. 1:    FOR the election of the three Class II director nominees; and

Proposal No. 2:    FOR the ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

Virtual Annual Meeting

After careful consideration, the Board of Directors has determined to hold a virtual annual meeting in order to facilitate stockholder attendance and participation by enabling stockholders to participate from any location and at no cost. We believe this is the right choice for MoneyLion at this time, as it enables engagement with our stockholders, regardless of size, resources or physical location. We are committed to ensuring that stockholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the Annual Meeting online, vote your shares electronically and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/ML2023 at the meeting date and time. The Annual Meeting webcast will begin promptly at 10:00 a.m. Eastern Time. We encourage you to access the Annual Meeting prior to the start time. Online check-in will begin at 9:45 a.m., Eastern Time, and you should allow ample time for the check-in procedures. If you experience technical difficulties during the check-in process or during the Annual Meeting, please consult the information regarding technical assistance available at www.virtualshareholdermeeting.com/ML2023 for assistance.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING ONLINE, WE ENCOURAGE YOU TO READ THE ACCOMPANYING PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED December 31, 2022, AND SUBMIT YOUR PROXY AS SOON AS POSSIBLE USING ONE OF THE CONVENIENT VOTING METHODS DESCRIBED IN “INFORMATION ABOUT THE PROXY PROCESS AND VOTING” IN THE PROXY STATEMENT. IF YOU RECEIVE MORE THAN ONE SET OF PROXY MATERIALS OR NOTICE OF INTERNET AVAILABILITY BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE SIGNED AND SUBMITTED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

Notice and Access

We are using “notice and access” procedures to distribute our proxy materials to our stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We are instead mailing a Notice of Internet Availability of Proxy Materials to stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access the Company’s proxy materials and vote over the internet at www.proxyvote.com and how stockholders can request and receive a paper copy of the Company’s proxy materials, including the accompanying Proxy Statement, a Proxy Card or voting instruction card and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. This “notice and access” method reduces the amount of paper used in producing proxy materials and lowers the costs associated with mailing the proxy materials to stockholders.

The Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and the Company’s 2022 Annual Report on Form 10-K for the fiscal year ended December 31, 2022 are also available, free of charge, at proxyvote.com and at investors.moneylion.com.

By Order of the Board of Directors

Adam VanWagner
Chief Legal Officer & Secretary
April 28, 2023

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EXPLANATORY NOTES

Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, and therefore we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include reduced disclosure obligations regarding executive compensation. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted.

We could be an emerging growth company through 2026, although circumstances could cause us to lose that status earlier, including if the market value of our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), held by non-affiliates equals or exceeds $700.0 million as of any June 30 before that time or if we have total annual gross revenue of $1.235 billion (as adjusted for inflation from time to time pursuant to rules of the Securities and Exchange Commission) or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.00 billion in non-convertible debt during any three-year period before that time, we would cease to be an emerging growth company immediately.

The Business Combination

On September 22, 2021, MoneyLion Inc., formerly known as Fusion Acquisition Corp. (“Fusion”), consummated a business combination (the “Business Combination”) with MoneyLion Technologies Inc., formerly known as MoneyLion Inc. (“Legacy MoneyLion”). Pursuant to the Agreement and Plan of Merger, dated as of February 11, 2021 and amended on June 28, 2021 and September 4, 2021 (the “Merger Agreement”), by and among Fusion, ML Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Fusion (“Merger Sub”), and Legacy MoneyLion, immediately upon the completion of the Business Combination and the other transactions contemplated by the Merger Agreement, each of the following transactions occurred in the following order: (i) Merger Sub merged with and into Legacy MoneyLion, with Legacy MoneyLion surviving the merger as a wholly-owned subsidiary of Fusion; (ii) Legacy MoneyLion changed its name to “MoneyLion Technologies Inc.”; and (iii) Fusion changed its name to “MoneyLion Inc.” Following the Business Combination, MoneyLion Inc. became a publicly traded company, with Legacy MoneyLion, a subsidiary of MoneyLion, continuing the existing business operations. The Class A Common Stock and MoneyLion Inc.’s publicly traded warrants are listed on the New York Stock Exchange under the ticker symbol “ML” and “ML WS”, respectively. References to “Company,” “MoneyLion,” “we,” “us” or “our” refer to MoneyLion Inc.

The Reverse Split

On April 24, 2023, the Company filed a Certificate of Amendment (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware to amend the Company’s Fourth Amended and Restated Certificate of Incorporation to effect, effective as of 5:01 p.m. Eastern Time on April 24, 2023, a 1-for-30 reverse stock split (the “Reverse Stock Split”) of the Class A Common Stock. At the effective time of the Reverse Stock Split, every 30 shares of the Class A Common Stock either issued and outstanding or held as treasury stock was automatically reclassified into one new share of Class A Common Stock. The total number of shares of Class A Common Stock authorized for issuance was reduced by a corresponding proportion from 2,000,000,000 shares to 66,666,666 shares. The Reverse Stock Split was approved by the Company’s stockholders at a Special Meeting of Stockholders held virtually on April 19, 2023 and approved by the Board of Directors on April 21, 2023. The Class A Common Stock opened for trading on The New York Stock Exchange (the “NYSE”) on a reverse split-adjusted basis on April 25, 2023 under the existing trading symbol “ML.”

In addition, as a result of the Reverse Stock Split, proportionate adjustments were made to the number of shares of Class A Common Stock underlying the Company’s outstanding equity awards, the number of shares issuable upon the exercise of the Company’s outstanding warrants and the number of shares issuable under the Company’s equity incentive plans and certain existing agreements, as well as the exercise, grant and acquisition prices of such equity awards and warrants, as applicable. Furthermore, proportionate adjustments were made to the conversion factor at

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which the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), may be converted to Class A Common Stock. The total number of shares of preferred stock of the Company authorized for issuance remained at 200,000,000.

No fractional shares were issued in connection with the Reverse Stock Split. Stockholders who were otherwise entitled to receive fractional shares as a result of the Reverse Stock Split were entitled to a cash payment (without interest or deduction) in lieu thereof at a price equal to the fraction of one share to which the stockholder was otherwise entitled multiplied by the closing price per share of the Class A Common Stock on the NYSE on April 24, 2023, the date of the effective time of the Reverse Stock Split.

All information set forth in the Proxy Statement, including the beneficial ownership under “Beneficial Ownership of Securities” and the equity award information under “Executive and Director Compensation,” is presented on an as-adjusted basis after accounting for the Reverse Stock Split.

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MONEYLION INC.

30 West 21st Street, 9th Floor
NEW YORK, NEW YORK 10010

PROXY STATEMENT
FOR THE 2023 Annual Meeting OF STOCKHOLDERS

June 15, 2023

We have made available our proxy materials because the Board of Directors of MoneyLion Inc. (the “Board of Directors”) is soliciting your proxy to vote at our 2023 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually on June 15, 2023, at 10:00 a.m. Eastern time, at www.virtualshareholdermeeting.com/ML2023. References in this Proxy Statement to “Company,” “MoneyLion,” “we,” “us” or “our” refer to MoneyLion Inc. and, as context requires, its consolidated subsidiaries for the period following the Business Combination and to Legacy MoneyLion and, as context requires, its consolidated subsidiaries for the period prior to the Business Combination.

•        This Proxy Statement summarizes information about the proposals to be considered at the Annual Meeting and other information you may find useful in determining how to vote.

•        The Proxy Card is the means by which you actually authorize another person to vote your shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), or shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), as applicable, in accordance with your instructions.

In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of Class A Common Stock or Series A Preferred Stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our Annual Meeting materials, which include this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “Form 10-K”), over the internet in lieu of mailing printed copies. We will begin mailing the Notice of Internet Availability to our stockholders of record as of the close of business on April 24, 2023 (the “Record Date”) for the first time on or about April 28, 2023. The Notice of Internet Availability will contain instructions on how to access and review the Annual Meeting materials and will also contain instructions on how to request a printed copy of the Annual Meeting materials. Additionally, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of our proxy materials and the Form 10-K so that our record holders can supply these materials to the beneficial owners of shares of the Class A Common Stock or shares of the Series A Preferred Stock as of the Record Date. The Form 10-K and this Proxy Statement are available, free of charge, at proxyvote.com and are also available on our website at investors.moneylion.com.

Proposal No. 1

Election of Directors

The Board of Directors is presently composed of nine members, who are divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve a three-year term. Class I directors are Diwakar (Dee) Choubey, Jeffrey Gary and Chris Sugden; Class II directors are Dwight Bush, John Chrystal and Lisa Gersh; and Class III directors are Matt Derella, Annette Nazareth and Michael Paull.

The directors standing for election as Class II directors at the Annual Meeting are Dwight Bush, John Chrystal and Lisa Gersh. Class III directors and Class I directors will stand for election at the 2024 Annual Meeting of Stockholders and the 2025 Annual Meeting of Stockholders, respectively.

Each of the nominees for election as Class II directors is currently a director. If elected at the Annual Meeting, each of the nominees for election as Class II directors would serve for three years until the 2026 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified, subject to his or her earlier death, resignation or removal. If any nominee is unable or unwilling to be a candidate for election, the Board of Directors may appoint another nominee or reduce the size of the Board of Directors.

The following table sets forth information, as of the Record Date, for the continuing directors and nominees who are currently standing for election:

NAME	AGE	CLASS	CURRENT TERM EXPIRATION	INDEPENDENCE	AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	RISK AND COMPLIANCE COMMITTEE
John Chrystal (Chair)	65	II	2023	✓	✓	—	—	—
Dwight Bush	66	II	2023	✓	✓	—	—	✓ Chair
Diwakar (Dee) Choubey	41	I	2025	—	—	—	—	—
Matt Derella	45	III	2024	✓	✓	✓	—	—
Jeffrey Gary	60	I	2025	✓	✓ Chair	—	—	—
Lisa Gersh	64	II	2023	✓	—	✓	✓ Chair	—
Annette Nazareth	67	III	2024	✓	—	—	✓	✓
Michael Paull	51	III	2024	✓	—	✓	✓	—
Chris Sugden	53	I	2025	✓	—	✓ Chair	—	✓

Nominees for Election as Class II Directors for Terms Expiring at the 2026 Annual Meeting of Stockholders

Dwight Bush, 66, joined MoneyLion in 2021. He previously served as the U.S. Ambassador to the Kingdom of Morocco under President Barack Obama, from 2014-2017. Mr. Bush is a highly accomplished business executive with a background in banking and finance, corporate management and public company and private organization governance. Mr. Bush is Chief Executive Officer of D.L. Bush & Associates, a Washington, D.C.-based strategy and business advisory firm. Mr. Bush is currently advising several multinational companies and investors on investment projects in the Middle East, North Africa and the United States of America and has served as Advisor to the Rock Creek Group since 2022. Mr. Bush also serves as a trustee of Goldman Sachs Trust and Goldman Sachs Variable Insurance Trust. Starting in 1979, Mr. Bush joined Chase Manhattan Bank, where he enjoyed a 15-year career that included international corporate banking assignments in Latin America, Asia and the Middle East, and corporate finance and project finance in New York and Washington, D.C. After 15 years at Chase, Mr. Bush had risen to Managing Director in the Project Finance Group when he resigned and joined Sallie Mae Corporation, serving as Vice President of Corporate Development from 1994 to 1997. From 1998 to 2006, Mr. Bush worked as a Principal at Stuart Mill Capital, LLC; Vice President and Chief Financial Officer at SatoTravel Holdings, Inc.; and Vice Chairman at Enhanced Capital Partners, LLC. Mr. Bush was President and CEO of Urban Trust Bank, Urban Trust Holdings and President of UTB Education Finance, LLC from 2006 through 2008. In addition to his corporate work, Mr. Bush has been active in non-profit governance, including serving on the boards of trustees or directors of CARE’s Global Leaders Network, Cornell University, The GAVI Alliance and The Middle East Investment Initiative. Mr. Bush holds a B.A. in Government from Cornell University. We believe Mr. Bush is a valuable member of the Board of Directors because of his extensive experience as a senior executive in the financial services industry and his prior track record in the private sector and as a government official.

John Chrystal, 65, joined MoneyLion in 2016. Mr. Chrystal currently serves as an independent director of Regatta Loan Management LLC and a board member of Sac City Holdings, Ltd., a single bank holding company, and also serves as President of Bent Gate Management Company and C3 Management Company, two farm management companies. Previously, from June 2013 until February 2022, he served as a director of The Bancorp and its subsidiaries, including serving as Vice Chairman beginning in April 2017 and as Interim Chief Executive Officer of The Bancorp, Inc. and President of The Bancorp Bank from December 2015 through May 2016. Mr. Chrystal also previously served as a director of numerous special purpose acquisition companies from 2019 to 2022 and an advisor to Monroe Capital LLC and its affiliated funds from 2017 to 2022, and served as a director of the Trust for Advised Portfolios from 2010 to 2022. Mr. Chrystal brings more than 35 years of experience as a highly-regarded financial services leader to MoneyLion. Mr. Chrystal was also a Managing Member of Bent Gate Advisors, LLC, the Chief Risk Officer of DiMaio Ahmad Capital, and was a Managing Director with Credit Suisse entities, with oversight of asset management and financial products functions. Mr. Chrystal received an MBA from The University of Chicago and an undergraduate degree from Iowa State University. We believe that Mr. Chrystal is a valuable member of the Board of Directors because of his extensive experience in the financial services industry and his prior track record as a senior executive and director.

Lisa Gersh, 64, joined MoneyLion in 2021. From October 2017 to October 2018, Ms. Gersh served as Chief Executive Officer of Alexander Wang, a global fashion brand based in New York City. From 2014 to 2017, Ms. Gersh transformed Gwyneth Paltrow’s blog, Goop, Inc. (“Goop”), into the first contextual commerce brand, overseeing the launch of Goop’s e-commerce store, skincare and fashion lines and created Goop’s pop-up retail strategy. In 2011, Ms. Gersh took over the operations of Martha Stewart Living Omnimedia, Inc., first as President and later as its Chief Executive Officer. Ms. Gersh co-founded Oxygen Media (“Oxygen”), the first ever multi-platform brand and created content for women, by women, in 1999 and remained its President and Chief Operating Officer until the company’s sale to NBC in 2007. Following the sale of Oxygen, Ms. Gersh joined NBC and spearheaded NBC’s acquisition of The Weather Channel, serving briefly as its interim Chief Executive Officer. Ms. Gersh began her career as a lawyer, first as a litigation associate at Debevoise & Plimpton LLP, and then as a Partner at Friedman, Kaplan, Seiler & Adelman LLP, which Ms. Gersh co-founded. Currently, Ms. Gersh serves on the board of directors of Hasbro, Inc., where she is the Chair of the Compensation Committee and serves on the Audit Committee. She also serves on the board of directors of Jones Road, the Samsung Retail Advisory Board and The Bail Project, a national non-profit organization. Ms. Gersh previously served on the board of directors of Pershing Square Tontine Holdings, Ltd., where she was the Chair of the Compensation Committee and served on the Audit Committee, Establishment Labs Holdings Inc., TheKnot.com, comScore, Inc. and XO Group Inc. Ms. Gersh holds a B.A. from SUNY Binghamton and a J.D. from Rutgers Law School. We believe that Ms. Gersh is a valuable member of the Board of Directors because of her extensive experience in the retail industry and her prior track record as a senior executive and a director on the boards of public companies.

Class I Directors Continuing in Office Until the 2025 Annual Meeting of Stockholders

Diwakar (Dee) Choubey, 41, co-founded MoneyLion in 2013 and has been its Chief Executive Officer since inception. Prior to co-founding MoneyLion, Mr. Choubey was a senior investment banking professional at Barclays from 2011 to 2013. Prior to joining Barclays, Mr. Choubey was a Vice President at Citadel Securities from 2009 to 2011. Prior to joining Citadel, Mr. Choubey was an investment banking professional at Goldman Sachs from 2005 to 2009 and Citigroup from 2003 to 2005. Mr. Choubey holds a Bachelor of Arts in Economics with Honors from the University of Chicago. We believe that Mr. Choubey is a valuable member of the Board of Directors because of his extensive experience as co-founder and Chief Executive Officer of MoneyLion.

Jeffrey Gary, 60, joined MoneyLion in 2020. Mr. Gary has a 30-year track record in the financial services industry, including significant fintech, financial services, investment and merger and acquisition experience. He is an experienced board member and investor, having worked on numerous transactions with SPACs and public and private equity companies and has directly led audit, fiduciary, and corporate governance committees of these companies. He currently sits on the boards of directors of Insight Acquisition Corp., a SPAC company, where he also serves as Chief Executive Officer and Chief Financial Officer, and Arca U.S. Treasury Mutual Fund, the first SEC-registered StableCoin mutual fund. Mr. Gary also sits on the advisory boards for three other fintech companies, DealBox (since May 2019), TokenPlace (since September 2020) and Total Network Service/Digital Names (since May 2019). Previously, Mr. Gary served on the board of directors of Fusion Acquisition Corp II (February 2021 to January 2022), where he also served as Chief Financial Officer; National Holdings Corporation (February 2019 to March 2021), where he was the Audit Committee Chair; and the Axonic Alternative Income Mutual Fund (October 2018 to March 2020). Mr. Gary has also served as a senior portfolio manager and led investment teams at Avenue Capital Group (from January 2012 to July 2018), where he worked closely with the SPAC investment team on their two completed SPAC transactions in 2015 and in 2017; Third Avenue (from May 2009 to December 2010), BlackRock, Inc. (from September 2003 to December 2008), AIG/American General (from May 1998 to September 2003) and Koch Industries (from September 1996 to April 1998) where he invested across all asset classes with a focus on the high-yield, bank loan and distressed markets. For over 15 years, Mr. Gary was the portfolio manager for numerous NYSE-listed funds. Mr. Gary also sat as an investment committee member at BlackRock Capital BDC from February 2005 to December 2008, where he was involved with the review and approval of all private equity and credit investments, and was a team member in the launch and initial public offering of BKCC. He started his career at PricewaterhouseCoopers as a senior auditor from September 1984 to June 1987 and later as a senior analyst at Citigroup from July 1987 to July 1988. From August 1988 to December 2002, Mr. Gary was an investment banker at Mesirow Financial. From January 1993 to August 1996, he was a senior distressed analyst at Cargill, Inc. Mr. Gary earned a Bachelor of Science in Accounting from Penn State University in 1984 and a Master of Business Administration in Finance and International Business from Northwestern University (Kellogg) in 1991. Mr. Gary is a Certified Public Accountant. We believe that Mr. Gary is a valuable member of the Board of Directors because of his extensive experience in the financial services industry and his prior track record as a senior executive and director of Fusion.

Chris Sugden, 53, joined MoneyLion in 2016. He currently serves as Managing Partner and Chairman of the investment committee of Edison Partners, with which he has been affiliated since 2002. He is a successful entrepreneur, experienced in finance, business strategy, accounting, product management, sales, marketing and capital formation. His financial and operating perspective for growth-stage companies makes him a valuable asset to portfolio company management. Mr. Sugden has deep domain, investment expertise and successful exits in payments, wealth management, electronic trading and capital markets segments. In addition to MoneyLion, Mr. Sugden currently sits on the board of four other Edison Partners’ fintech portfolio companies, goHenry, Prepaid Technologies YieldStreet and Zelis, and previously served as a director of Gain Capital Holdings, Inc. Mr. Sugden began his career with PricewaterhouseCoopers, where he was a supervisor in the entrepreneurial services group in Boston. Mr. Sugden holds a B.A. in Accounting and Finance from Michigan State University. We believe that Mr. Sugden is a valuable member of the Board of Directors because of his extensive experience in the financial services industry and his prior track record as a senior executive and director.

Class III Directors Continuing in Office Until the 2024 Annual Meeting of Stockholders

Matt Derella, 45, joined MoneyLion in 2021. Mr. Derella currently serves as the Chief Executive Officer of Catalyte, a private company that uses data and AI to create high-performing, diverse and productive technology workforces, since joining in December 2022 and has served as a board member of Catalyte since March 2022. Since September 2021, he has also served as an advisor to 01 Advisors, a venture capital firm, to help early stage companies scale their customer base and operations. Mr. Derella previously served as Chief Customer Officer for Twitter, a global telecommunications platform, during which his responsibilities included revenue performance, content partnerships, country operations and customer service around the world. Prior to that position, he served as Global Vice President, Revenue & Operations at Twitter starting in 2016. Prior to joining Twitter, Mr. Derella spent five years at Google where he held various leadership roles, including taking YouTube into the television marketplace with their first Brandcast event. He holds a B.A. in English from Georgetown University, where he graduated with honors. We believe that Mr. Derella is a valuable member of the Board of Directors because of his extensive experience in the C-suite of several prominent technology companies and his proven ability to help drive scale and growth.

Annette Nazareth, 67, joined MoneyLion in 2021. She currently serves as a Senior Counsel at Davis Polk & Wardwell, where she worked from 2008 to 2021. Prior to her retirement, she led Davis Polk’s Trading and Markets practice in the firm’s Financial Institutions Group. She also served as head of the firm’s Washington, D.C. office. Ms. Nazareth is an experienced financial markets regulator, former SEC Commissioner, and recognized authority on financial markets regulatory issues. She regularly advised boards of directors on corporate governance matters and corporations that were subject to regulatory and enforcement actions. She also advised domestic and international clients, including broker-dealers, swap dealers, exchanges, clearinghouses and other financial institutions, across a broad range of complex financial regulatory and legislative matters. Ms. Nazareth currently serves on the board of Broadridge Financial Solutions and as Chair of the Integrity Council for the Voluntary Carbon Market, an organization that sets international standards for high integrity carbon credits. She also serves on several not-for-profit boards, including: Urban Institute (Vice Chair); Watson Institute of Brown University; Protestant Episcopal Cathedral Foundation; Board of Visitors of Columbia Law School; Advisory Board of the Institute at Brown for Environment and Society; and the SEC Historical Society. She is also a member of the American Law Institute. Ms. Nazareth has been a key player in financial services regulation for much of her career, and was a highly regarded financial services policymaker for more than a decade. She joined the SEC Staff in 1998 as a Senior Counsel to Chairman Arthur Levitt and then served as Interim Director of the Division of Investment Management. She served as Director of the Division of Market Regulation (now the Division of Trading and Markets) from 1999 to 2005. In 2005, she was appointed an SEC Commissioner by President George W. Bush. Ms. Nazareth also served as the Commission’s representative in international meetings as a member of the Financial Stability Forum from 1999 to 2008. Mr. Nazareth holds an A.B. in History and Economics from Brown University and a J.D. from Columbia University. We believe Ms. Nazareth is a valuable member of the Board of Directors because of her extensive experience in the financial regulatory world and her prior track record as a senior attorney and government official.

Michael Paull, 51, joined MoneyLion in 2021. Mr. Paull previously served as President of Disney Streaming from 2022 to 2023 and oversaw Disney+, Hulu, ESPN+ and Star+ globally from Disney’s Media & Entertainment Distribution (DMED) segment. He and his team played a key role in Disney’s pivot into the direct-to-consumer space, launching ESPN+ in 2018, followed by the launch and rapid global expansion of Disney+ in 2019 and the launch of Star+ in Latin America in August 2021. Mr. Paull joined The Walt Disney Company in 2017 with the acquisition of Bamtech Media, where he served as CEO and has served as a director since 2017. Before joining Bamtech, Mr. Paull worked from 2012 to 2017 at Amazon as Vice President, Digital Video, where he ran Amazon Channels worldwide and was responsible for its global content, product, technology, operations, and marketing. During his tenure at Amazon, he also oversaw Prime Video and Amazon’s TVOD business in the U.S., as well as the development of Prime Music. Mr. Paull has more than 20 years of consumer product development, technology, content distribution and acquisition and media industry experience. Before Amazon, he led Sony Music’s digital business worldwide and held other senior leadership positions with Sony Pictures Entertainment, FOX Entertainment Group, and Time Warner. Mr. Paull received his M.B.A. from Harvard Business School, and holds a B.S. from the University of California. We believe Mr. Paull is a valuable member of the Board of Directors because of his extensive career in the technology industry and his leadership experience as President of Disney Streaming.

Vote Required for Election

Directors are elected by a plurality of the votes cast at the meeting. “Withhold” votes have no effect. There is no ability to “abstain.”

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR THE ELECTION OF EACH OF THE ABOVE-NAMED CLASS II NOMINEES.

Executive Officers

The following table sets forth the name, age as of April 24, 2023 and position of the individuals who currently serve as the executive officers of the Company. The following also includes certain information regarding our executive officers’ individual experience, qualifications, attributes and skills.

Name	Age	Position
Diwakar (Dee) Choubey	41	Chief Executive Officer
Richard (Rick) Correia	50	President, Chief Financial Officer and Treasurer
Mark Torossian	39	Chief Accounting Officer
Timmie (Tim) Hong	40	Chief Product Officer
Adam VanWagner	41	Chief Legal Officer and Secretary

Information for Diwakar (Dee) Choubey is set forth above under “Election of Directors.”

Richard (Rick) Correia, 50, joined MoneyLion in 2016 and serves as its President, Chief Financial Officer and Treasurer. Prior to joining MoneyLion, Mr. Correia served in various roles at Citadel from 2008 to 2016, most recently as the Chief Operating Officer of Surveyor Capital. Prior to joining Citadel, Mr. Correia served in various roles at Merrill Lynch from 2001 to 2008, most recently as the Chief Operating Officer of Alternative Investments. Previously, Mr. Correia was a Manager at Accenture. Mr. Correia received a Bachelor of Commerce from Queen’s University, Canada.

Mark Torossian, 39, joined MoneyLion in January 2022 and serves as its Chief Accounting Officer. Prior to joining MoneyLion, Mr. Torossian was the Chief Accounting Officer of Salt Blockchain Inc. from March 2021 to January 2022. From March to December 2020, he was Senior Vice President of Finance & Principal Accounting Officer for OnDeck Capital Inc. (ONDK), a financial services company specializing in small business lending. Mr. Torossian joined OnDeck Capital Inc. from Bank of New York Mellon (“BNY”), where he held various leadership roles between 2008 and 2020. From January 2016 to March 2020, Mr. Torossian served as Director — Chief Financial Officer of BNY’s Asset Servicing Americas business, with responsibility for overseeing all aspects of financial and strategic support for U.S., Canada and Latin America. Mr. Torossian holds a MS Finance and BBA Public Accounting from Pace University and is a Certified Public Accountant (CPA) in the State of New York.

Timmie (Tim) Hong, 40, joined MoneyLion in 2015 and serves as its Chief Product Officer. Prior to joining MoneyLion, Mr. Hong was a part of the founding team of Tsumobi from 2011 to 2015, where he was responsible for growth, marketing, product and analytics. Previously, Mr. Hong was Senior Vice President of Product Development and Analytics at EmSense Corporation. Mr. Hong holds a Master of Science in Management Science and Engineering from Stanford University and a Bachelor of Science in Materials Science, Engineering and Physics from MIT.

Adam VanWagner, 41, joined MoneyLion in 2018 and serves as its Chief Legal Officer and Secretary. Prior to joining MoneyLion, Mr. VanWagner was a lawyer with Kleinberg Kaplan from 2015 to 2018 and Davis Polk & Wardwell from 2012 to 2015. Previously, Mr. VanWagner was an entertainment industry professional holding various production and studio positions from 2005 to 2009. Mr. VanWagner holds a Juris Doctor from the Fordham University School of Law and a Bachelor of Arts from the University of Minnesota.

Corporate Governance

Board of Directors Composition and Director Nominees

Our business and affairs are managed under the direction of our Board of Directors. Our Board of Directors is currently composed of nine directors. The number of directors is fixed by our Board of Directors, subject to the terms of our Fourth Amended and Restated Certificate of Incorporation (as amended and restated from time to time, the “Certificate of Incorporation”) and our Amended and Restated Bylaws (as amended and restated from time to time, the “Bylaws”).

Our Certificate of Incorporation and our Bylaws provide for a classified Board of Directors consisting of three classes of directors, each serving staggered three-year terms as follows:

•        Our Class I directors are Diwakar (Dee) Choubey, Jeffrey Gary and Chris Sugden, with terms expiring at the 2025 Annual Meeting of Stockholders.

•        Our Class II directors are Dwight Bush, John Chrystal and Lisa Gersh, with terms expiring at the 2023 Annual Meeting of Stockholders. Each Class II director is being nominated for election at this Annual Meeting to serve a three-year term until the 2026 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified, subject to his or her earlier death, resignation or removal.

•        Our Class III directors are Matt Derella, Annette Nazareth and Michael Paull, with terms expiring at the 2024 Annual Meeting of Stockholders.

•        At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. Except as otherwise provided by law and subject to the rights of any class or series of preferred stock, vacancies on our Board of Directors (including a vacancy created by an increase in the size of the Board of Directors) may be filled only by the affirmative vote of a majority of the remaining directors or by the sole remaining director. A director so elected to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected.

In making recommendations to the Board of Directors of nominees to serve as directors, the Nominating and Corporate Governance Committee will examine each director nominee on a case-by-case basis regardless of who recommended the nominee and take into account all factors it considers appropriate, including enhanced independence, financial literacy and financial expertise. In evaluating director nominees, the Board of Directors, with assistance of the Nominating and Corporate Governance Committee, evaluates a nominee’s qualities, performance and professional responsibilities, but also the then current composition of the Board of Directors and the challenges and needs of the Board of Directors at that time, including issues of judgment, diversity, age, skills, background and experience. Although the Nominating and Corporate Governance Committee considers the issue of diversity among the factors used to identify director nominees, the Nominating and Corporate Governance Committee does not have a specific policy with respect to diversity of director nominees.

Director Independence

Our Board of Directors is currently composed of nine directors, eight of whom qualify as independent within the meaning of the independent director guidelines of the New York Stock Exchange (the “NYSE”).

Consistent with our Corporate Governance Guidelines and the Charter of our Nominating and Corporate Governance Committee, our Board of Directors has made an affirmative determination as to the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships and as a result of this review, and upon the review and recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has determined that each of Dwight Bush, John Chrystal, Gregory DePetris, Matt Derella, Jeffrey Gary, Lisa Gersh, Annette Nazareth, Michael Paull and Chris Sugden is independent, as defined in the rules of the NYSE and applicable SEC rules and regulations.

Board of Directors Leadership Structure

Mr. Chrystal serves as our independent Chair of the Board of Directors, and Mr. Choubey serves as our Chief Executive Officer. The Board of Directors meets in regularly scheduled executive sessions amongst non-management directors (comprised of our eight independent directors), which are presided over by Mr. Chrystal, as the independent Chair of the Board of Directors. We also have fully independent Audit, Nominating and Corporate Governance, Compensation and Risk and Compliance Committees, along with governance practices that promote independent leadership and oversight.

The Board of Directors believes that the foregoing structure separating the roles of Chair and Chief Executive Officer achieves an appropriate balance between the effective development of key strategic and operational objectives by the Chief Executive Officer, and the Chair’s independent oversight of management’s execution of such objectives at this time.

Committees of the Board of Directors

Our Board of Directors has four fully independent standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and Risk and Compliance Committee. Each of the committees reports to the Board of Directors as they deem appropriate and as the Board of Directors may request.

Audit Committee

Currently, the members of the Audit Committee are John Chrystal, Dwight Bush, Jeffrey Gary and Matt Derella. Jeffrey Gary serves as the Chair of the Audit Committee. The composition of the Audit Committee meets the requirements for independence under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the current NYSE listing standards and SEC rules and regulations. Each member of the Audit Committee is financially literate. In addition, the Board of Directors has determined that Jeffrey Gary is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”). This designation does not impose on him any duties, obligations or liabilities that are greater than any that are generally imposed on members of the Audit Committee and the Board of Directors.

The Audit Committee oversees our corporate accounting and financial reporting process. The Audit Committee is also responsible for preparing the Audit Committee report that SEC rules require to be included in this Proxy Statement. The Audit Committee Charter details the principal responsibilities of the Audit Committee, including assisting the Board of Directors in its oversight of:

•        selecting a firm to serve as the independent registered public accounting firm to audit MoneyLion’s financial statements;

•        ensuring the independence of the independent registered public accounting firm;

•        discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, MoneyLion’s interim and year-end operating results;

•        develop and oversee compliance with MoneyLion’s Code of Business Conduct and Ethics (described below);

•        oversee the receipt, retention, and treatment of concerns about questionable accounting or audit matters, as well as oversee the receipt of matters referred to it pursuant to MoneyLion’s whistleblower policy;

•        considering the adequacy of MoneyLion’s internal controls and internal audit function;

•        reviewing material related party transactions or potential conflicts of interest involving officers and directors, or those that require disclosure; and

•        approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

Currently, the members of the Compensation Committee are Lisa Gersh, Matt Derella, Chris Sugden and Michael Paull. Chris Sugden serves as the Chair of the Compensation Committee. Each member of the Compensation Committee is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and meets the requirements for independence under the current NYSE listing standards.

The Compensation Committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The Compensation Committee will also be responsible for preparing the Compensation Committee report once we are required by SEC rules to include it in our proxy statement or our annual report on Form 10-K, as applicable. The Compensation Committee Charter details the principal responsibilities of the Compensation Committee, including:

•        reviewing and approving, or recommending to the Board of Directors for approval, the compensation of MoneyLion’s executive officers and directors;

•        administering MoneyLion’s stock and equity incentive plans;

•        reviewing and approving, or making recommendations to the Board of Directors with respect to, incentive compensation and equity plans; and

•        reviewing MoneyLion’s overall compensation philosophy.

The Compensation Committee Charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC. The Compensation Committee may delegate to one or more officers of the Company the authority to make grants and awards or options to any non-Section 16 officer of the Company under such of the Company’s incentive-compensation or other equity-based plans as the Compensation Committee deems appropriate and in accordance with the terms of such plans.

Nominating and Corporate Governance Committee

Currently, the members of the Nominating and Corporate Governance Committee are Annette Nazareth, Lisa Gersh and Michael Paull. Lisa Gersh is the Chair of the Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee meets the requirements for independence under the current NYSE listing standards.

The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board of Directors regarding candidates for directorships and the size and composition of the Board of Directors. The Nominating and Corporate Governance Committee Charter details the principal responsibilities of the Nominating and Corporate Governance Committee, including:

•        identifying and recommending candidates for membership on the Board of Directors and for appointment to committees of the Board of Directors;

•        reviewing and recommending MoneyLion’s corporate governance guidelines and policies, and overseeing compliance with the same;

•        reviewing proposed waivers of the Code of Business Conduct and Ethics for directors and executive officers;

•        overseeing the process of evaluating the performance of the Board of Directors; and

•        assisting the Board of Directors on corporate governance matters.

Risk and Compliance Committee

Currently, the members of the Risk and Compliance Committee are Dwight Bush, Annette Nazareth and Chris Sudgen. Dwight Bush serves as the Chair of the Risk and Compliance Committee. The Risk and Compliance Committee Charter details the principal responsibilities for the Risk and Compliance Committee, including:

•        reviewing systemic financial risks and enterprise exposure to MoneyLion, as well as risk exposure with respect to MoneyLion’s operational areas, including any related policies and procedures related to risk assessment and risk management;

•        reviewing MoneyLion’s compliance and data security programs, including matters arising under MoneyLion’s whistleblower policy referred to it by the Audit Committee; and

•        reviewing material legal and regulatory matters.

Code of Business Conduct and Ethics

The Board of Directors adopted a Code of Business Conduct and Ethics that applies to all of MoneyLion’s employees, officers and directors, including MoneyLion’s Chief Executive Officer, President, Chief Financial Officer and Treasurer and other executive and senior financial officers. We intend to disclose future amendments to MoneyLion’s Code of Business Conduct and Ethics, or any waivers thereof, on the investor relations section of MoneyLion’s website or in public filings.

Copies of our Code of Business Conduct and Ethics, along with our Corporate Governance Guidelines and the Charters of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Risk and Compliance Committee, are available on our website at investors.moneylion.com. Information on or accessible through our website is not part of, or incorporated by reference into, this Proxy Statement. In addition, a copy of the Code of Business Conduct and Ethics will be provided without charge upon request from us.

Compensation Committee Interlocks and Insider Participation

The following directors served on our Compensation Committee in 2022: Matt Derella, Lisa Gersh and Chris Sugden. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Hedging and Pledging Policy

Our Insider Trading Policy covers hedging and pledging. Employees and directors are prohibited from engaging in any derivative transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s equity securities. Employees and directors are also prohibited from shorting the Company’s stock. In addition, we prohibit employees and directors from pledging Company securities in any circumstance, and from holding Company securities on margin or holding Company securities in a margin account.

Meetings and Attendance

Our Board of Directors met four times during 2022. The Audit Committee met four times, the Compensation Committee met five times, the Nominating and Corporate Governance Committee met three times and the Risk and Compliance Committee met four times. During 2022, each member of the Board of Directors attended at least 75% of the meetings of the Board of Directors and of the committees of the Board of Directors on which he or she served. We encourage all of our directors and nominees for director to attend our Annual Meeting; however, attendance is not mandatory. Two of our directors attended the 2022 Annual Meeting of Stockholders.

Stockholder Communications with the Board

Should stockholders or other interested parties wish to communicate with the Board of Directors, non-management or independent directors as a group or any specified individual directors, including with respect to recommendations for director nominees, such correspondence should be sent to the attention of Adam VanWagner, Chief Legal Officer and Secretary, at 30 West 21st Street, 9th Floor, New York, New York 10010. The Secretary will forward correspondence relating to the Board of Director’s duties or responsibilities to the specified recipient. Correspondence that is unrelated to a director’s duties will be handled at the Secretary’s discretion.

Role of the Board of Directors in Risk Oversight

The Board of Directors oversees our risk management. The Board of Directors, directly and through the Audit Committee and Risk and Compliance Committee, carries out this oversight role by reviewing the Company’s policies and practices with respect to risk assessment and risk management, and by discussing with management the risks inherent in the operation of our business.

Certain Relationships and Related Party Transactions

We describe below “Related Person Transactions” (as defined below) during our last fiscal year. Other than as described below, there have not been, nor are there any currently proposed, Related Party Transactions to which we have been or will be a party other than compensation arrangements, which are described where required under “Executive Compensation” and “Director Compensation.”

Related Person Transaction Policy

MoneyLion has adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which MoneyLion or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•        any person who is, or at any time during the applicable period was, one of MoneyLion’s executive officers or a member of the Board of Directors;

•        any person who is known by MoneyLion to be the beneficial owner of more than five percent (5%) of MoneyLion’s voting stock;

•        any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of MoneyLion’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than five percent (5%) of MoneyLion’s voting stock; and

•        any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10 percent (10%) or greater beneficial ownership interest.

MoneyLion has policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to the Audit Committee Charter, the Audit Committee has the responsibility to review and approve related person transactions.

Registration Rights Agreement

In connection with the Business Combination, on September 22, 2021, certain stockholders entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with MoneyLion and Fusion Sponsor LLC, a Delaware limited liability company. The Registration Rights Agreement provides the parties thereto with certain demand, “piggy-back” and resale shelf registration rights following the expiration of any related lock-up period, as applicable, subject to certain minimum requirements and customary conditions.

Indemnification Agreements

MoneyLion is a party to indemnification agreements with each of its directors and executive officers. The indemnification agreements provide the directors and executive officers with contractual rights to indemnification to the fullest extent permitted by applicable law and expense advancement.

Marketing Consulting Agreement

MoneyLion is party to an Amended and Restated Marketing Consulting Agreement, dated as of May 11, 2021 and as amended from time to time (the “Marketing Consulting Agreement”), with LeadGen Data Services LLC (“LeadGen”), pursuant to which LeadGen provides MoneyLion with certain marketing, consumer acquisition, lead generation and other consulting services. Gregory DePetris, a former member of the Board of Directors, and

Rohit D’Souza, a former member of the Board of Directors and a 5%+ shareholder, each has an indirect ownership interest of approximately 16.5% of LeadGen. For the year ended December 31, 2022, MoneyLion incurred approximately $12.4 million of expenses and earned approximately $15.7 million of revenue under the Marketing Consulting Agreement.

Employment Arrangement

During the year ended December 31, 2022, MoneyLion employed Chee Hong Foong, the brother of Chee Mun Foong, the former Chief Technology Officer of MoneyLion, as Head of Data Science. During the year ended December 31, 2022, Chee Hong Foong received aggregate compensation, inclusive of his base salary, bonus, equity incentive grants and other perks customary to employees of similar position and title, of approximately 2,043,385 MYR (equivalent to approximately $464,385 USD based on an exchange rate of 4.4002 MYR to $1 USD).

Executive and Director Compensation

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for MoneyLion executive officers who were “named executive officers” for 2022. For 2022, MoneyLion’s “named executive officers” and their positions were as follows:

•        Diwakar Choubey, Chief Executive Officer, and Director;

•        Richard Correia, President (as of March 2023), Chief Financial Officer and Treasurer; and

•        Timmie Hong, Chief Product Officer

MoneyLion is an emerging growth company and therefore is subject to reduced disclosure obligations regarding executive compensation, including only being required to provide disclosure with respect to three “named executive officers” and is exempt from the requirements of holding a nonbinding advisory vote on executive compensation.

Summary Compensation Table

The following table presents all the compensation awarded to or earned by or paid to MoneyLion’s named executive officers for the year ended December 31, 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Diwakar Choubey	2022	640,000	475,000	—	10,775,483	12,800	11,902,683
Chief Executive Officer and Director	2021	452,000	1,455,000	2,932,127	—	12,200	4,852,352

Richard Correia	2022	600,000	650,000	—	6,964,224	12,800	8,226,424
President, Chief Financial Officer and Treasurer	2021	437,000	1,420,000	1,612,678	—	12,200	3,482,347

Timmie Hong	2022	500,000	475,000	—	2,989,973	12,800	3,977,173
Chief Product Officer	2021	385,000	950,000	1,612,678	—	12,200	2,960,903

____________

(1)      Amounts payable in this bonus column represent an annual discretionary performance bonus determined by the Compensation Committee of the Board of Directors, based on performance in 2022.

(2)      Amounts reflect, for Mr. Choubey, a grant of (i) 72,863 (2,185,902) RSUs (as defined below), (ii) 36,426 (1,092,787) Annual PSUs (as defined below) (at 100% of target) and (iii) 96,994 (2,909,836) Share Price PSUs (as defined below); for Mr. Correia, a grant of (i) 45,357 (1,360,724) RSUs, (ii) 22,675 (680,259) Annual PSUs (at 100% of target) and (iii) 69,672 (2,090,164) Share Price PSUs; and, for Mr. Hong, a grant of (i) 15,028 (450,842) RSUs, (ii) 7,512 (225,387) Annual PSUs (at 100% of target) and (iii) 47,814 (1,434,426) Share Price PSUs. Assuming that the highest level of the performance is achieved, Mr. Choubey would receive 43,711 (1,311,344) Annual PSUs with a grant date value of $3,527,516; for Mr. Correia would receive 27,210 (816,311) Annual PSUs, with a grant date value of $2,195,876; and Mr. Hong would receive 9,015 (270,464) Annual PSUs, with a grant date value of $727,549. Amounts in parentheses represent number of shares underlying the awards prior to the Reverse Stock Split.

(3)      Amounts reflect, for each of Messrs. Choubey, Correia and Hong, $12,200 of matching contributions under the MoneyLion 401(k) Plan.

Elements of MoneyLion’s Executive Compensation Program

For the year ended December 31, 2022, the compensation for each named executive officer generally consisted of a base salary, performance-based cash bonus (for the 2022 performance year), restricted stock units, performance share awards and standard employee benefits. These elements (and the amounts of compensation and benefits under each element) were selected because MoneyLion believes they are necessary to help attract and retain executive talent which is fundamental to its success. Below is a more detailed summary of the current executive compensation program as it relates to MoneyLion’s named executive officers.

Base Salaries

The named executive officers receive a base salary to compensate them for services rendered to MoneyLion. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.

2022 Discretionary Cash Bonuses

MoneyLion maintains a discretionary cash-based short-term incentive compensation program in which certain of its employees, including the named executive officers, are eligible to receive bonuses based on, among other things, the named executive officer’s overall performance and MoneyLion’s performance. Such awards are designed to incentivize the named executive officers with a variable level of compensation that is based on performance measures established by the Board of Directors or Compensation Committee, which included a number of different key performance indicators, like revenue, customer acquisition and EBITDA (the “Performance Goals”) (with no specific weighting for any Performance Goals in 2022).

In 2022, Messrs. Choubey, Correia and Hong were eligible to earn a discretionary annual cash bonus, based on individual and company performance. None of the named executive officers had an annual bonus target for 2022.

The actual bonuses earned, as determined by the Compensation Committee, by each named executive officer for performance in 2022 and paid in March 2023 are set forth above in the Summary Compensation Table ($475,000 for Mr. Choubey, $650,000 for Mr. Correia and $470,000 for Mr. Hong).

Equity Compensation

Equity Incentive Plan and Outstanding Awards

Our key equity programs include long-term incentives for our named executive officers, which is composed of performance-based restricted share units (“PSUs”) and restricted share units (“RSUs”).

Amended and Restated Omnibus Incentive Plan

We have adopted and our stockholders have approved the MoneyLion Inc. Omnibus Incentive Plan and we subsequently adopted and our stockholder approved the MoneyLion Inc. Amended and Restated Omnibus Incentive Plan (the “Omnibus Incentive Plan”) at the 2022 Annual Meeting of Stockholders. We expect that awards will continue to be made under the Omnibus Incentive Plan in the future.

The aggregate number of shares of Class A Common Stock reserved for issuance pursuant to awards under the Omnibus Incentive Plan is 2,643,234 (79,297,049 prior to Reverse Stock Split), with such amount to automatically increase on January 1 of each fiscal year beginning on January 1, 2023 and ending on January 1, 2031 by an amount equal to the lesser of (i) 5% of the total number of shares of all classes of the Company’s voting stock outstanding on December 31st of the immediately preceding fiscal year and (ii) such smaller number of shares of Class A Common Stock as determined by the Compensation Committee.

Any employee, director or consultant of MoneyLion is eligible to receive an award under the Omnibus Incentive Plan, to the extent that an offer of such award is permitted by applicable law, stock market or exchange rules, and regulations or accounting or tax rules and regulations.

The Omnibus Incentive Plan provides for the grant of stock options (including incentive stock options and non-qualified stock options), stock appreciation rights, restricted stock, restricted stock units, performance-based awards, other cash-based awards and other stock-based awards, or any combination thereof. Each award will be set forth in a separate grant notice or agreement and will indicate the type and terms and conditions of the award.

2022 Equity Grants

In March of 2022, MoneyLion granted each of the named executive officers restricted stock units and performance share awards pursuant to the terms and conditions of the Omnibus Incentive Plan. Each named executive officer was granted (i) restricted stock units (the “RSUs”) that vest in 12 quarterly instalments over a three-year period, generally subject to the applicable named executive officer’s continued employment through each vesting date, (ii) performance share awards that are earned based on the achievement of specified target key performance indicators during 2022 related to MoneyLion’s Performance Goals (with the number of Annual PSUs that can be earned to be between 80% and 120% of the target amount) and vest over a three-year period (including the year of grant) (the “Annual PSUs”), provided that the applicable Performance Goals are achieved and the named executive officer generally remains employed through the applicable vesting date and (iii) performance share awards that vest based on the achievement of specified share prices (the “Share Price PSUs”) (25%, 50%, 75% and 100% of the Share Price PSUs will vest upon the achievement of a volume-weighted average price per share of the Class A Common Stock over 20 consecutive trading days equal to or greater than $240.00 ($8.00), $300.00 ($10.00), $360.00 ($12.00) and $450.00 ($15.00), respectively) within four years of the date of grant and minimum time vesting conditions, generally subject to the applicable named executive officer’s continued employment through the applicable vesting date.

Mr. Choubey received a grant of (i) 72,863 (2,185,902) RSUs, (ii) 36,426 (1,092,787) Annual PSUs (at 100% of target) and (iii) 96,994 (2,909,836) Share Price PSUs, Mr. Correia received a grant of (i) 45,357 (1,360,724) RSUs, (ii) 22,675 (680,259) Annual PSUs (at 100% of target) and (iii) 69,672 (2,090,164) Share Price PSUs and Mr. Hong received a grant of (i) 15,028 (450,842) RSUs, (ii) 7,512 (225,387) Annual PSUs (at 100% of target) and (iii) 47,814 (1,434,426) Share Price PSUs. Amounts in parentheses represent number of shares underlying the awards prior to the Reverse Stock Split.

Other Elements of Compensation

Retirement Plans

MoneyLion maintains a 401(k) defined contribution retirement savings plan for its employees in the United States, including the named executive officers, who satisfy certain eligibility requirements. Messrs. Choubey, Correia and Hong are eligible to participate in the 401(k) plan on the same terms as other U.S. full-time employees, including matching employer contributions equal to 100% of the first 3% of the employees’ contribution and 50% of the next 2% of the employees’ contribution.

Employee Benefits and Perquisites

All of MoneyLion’s full-time employees in the United States, including Messrs. Choubey, Correia and Hong, are eligible to participate in health and welfare plans, including medical, dental and vision benefits, medical and dependent care, flexible spending accounts, short-term and long-term disability insurance and life insurance.

MoneyLion believes the benefits described above are necessary and appropriate to provide a competitive compensation package to its named executive officers.

OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR-END

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Diwakar Choubey	11/15/2017	49,223	—		6.60	11/15/2027
	11/01/2018	15,315	—		12.00	11/01/2028
	09/21/2019	66,656	15,381		12.00	09/21/2029
	05/01/2020	3,532	1,936		17.70	05/01/2030
	02/01/2021	29,700	35,100		77.40	02/01/2021
	03/18/2022						54,647	1,016,434
	03/18/2022								36,426	(4)	677,528
	03/18/2022								96,994	(5)	1,804,098

Richard Correia	12/31/2016	41,516	—		3.90	12/31/2026
	11/15/2017	38,112	—		6.60	11/15/2027
	11/01/2018	7,534	—		12.00	11/01/2028
	09/21/2019	77,765	17,945		12.00	09/21/2029
	05/01/2020	3,532	1,936		17.70	05/01/2030
	02/01/2021	16,335	19,304		77.40	02/01/2031
	03/18/2022						34,018	632,735
	03/18/2022								22,675	(4)	421,761
	03/18/2022								69,672	(5)	1,295,902

Timmie Hong	03/01/2016	16,818	—		4.50	03/01/2026
	08/01/2016	7,465	—		4.50	08/01/2026
	11/15/2017	21,877	—		6.60	11/15/2027
	11/01/2018	12,761	—		12.00	11/01/2028
	09/21/2019	14,353	3,312		12.00	09/21/2029
	05/01/2020	17,660	9,684		17.70	05/01/2030
	02/01/2021	16,335	19,305		77.40	02/01/2031
	03/18/2022						11,271	209,641
	03/18/2022								7,512	(4)	139,740
	03/18/2022								47,814	(5)	889,344

____________

(1)     These options vest as to 25% of the options upon the first anniversary of the grant date, with the remaining 75% vesting in equal monthly instalments over the following three-year period such that the award is fully vested four years after the grant date, generally subject to the named executive officer’s continued service through the applicable vesting dates.

(2)      Represents RSUs that vest in 12 quarterly instalments over a three-year period, generally subject to the applicable named executive officer’s continued employment with MoneyLion through each vesting date.

(3)      Amounts set forth in this column are based on the per share closing price of Class A Common Stock on December 30, 2022, which was $18.60 ($0.62 prior to applying the Reverse Stock Split).

(4)      Represents Annual PSUs that are earned based on the achievement of specified target key performance indicators during 2022 related to MoneyLion’s Performance Goals (with the number of Annual PSUs that can be earned to be between 80% and 120% of the target amount) and vest over a three-year period (including the year of grant), provided that the applicable Performance Goals are achieved and the named executive officer generally remains employed through the applicable vesting date.

(5)      Represents Share Price PSUs that vest based on the achievement of specified share prices. 25%, 50%, 75% and 100% of the Share Price PSUs will vest upon the achievement of a volume-weighted average price per share of the Class A Common Stock over 20 consecutive trading days equal to or greater than $240.00 ($8.00), $300.00 ($10.00), $360.00 ($12.00) and $450.00 ($15.00), respectively, within four years of the date of grant and minimum time vesting conditions, generally subject to the applicable named executive officer’s continued employment through the applicable vesting date (which includes certain minimum time vesting conditions).

Executive Compensation Arrangements

2022 Executive Employment Agreements

In March of 2022, MoneyLion entered into new employment agreements with each of Messrs. Choubey, Correia and Hong (the “NEO Employment Agreements”), providing for their employment as our Chief Executive Officer, our Chief Financial Officer, and our Chief Product Officer, respectively. The NEO Employment Agreements supersede any prior employment agreements or offer letters with the foregoing named executive officers.

Each of the new employment agreements has an initial three-year term, which will automatically renew for successive one (1)-year terms unless either party provides ninety (90) days’ prior written notice of non-renewal. Mr. Choubey’s employment agreement provides Mr. Choubey with an annual base salary of $650,000, and that he will continue as Chief Executive Officer of MoneyLion and will serve on the Board of Directors, Mr. Correia’s employment agreement provides Mr. Correia with an annual base salary of $600,000 and that he will serve as Chief Financial Officer and Mr. Hong’s employment agreement provides Mr. Hong with an annual base salary of $500,000 and that he will serve as Chief Product Officer. Pursuant to each of the employment agreements, each named executive officer has an opportunity to earn an annual equity award grant, as determined by the Compensation Committee, and an annual bonus with a target amount to be determined by the Compensation Committee.

The NEO Employment Agreements provide for a discretionary annual cash bonus determined in the discretion of the Board of Directors or Compensation Committee, based on, among other things, the named executive officer’s performance and MoneyLion’s performance. The NEO Employment Agreements provided that the named executive officer must be in good standing on the actual payment date to be eligible to receive the bonus, except as discussed below.

Each of the employment agreements contains customary perpetual non-disclosure, non-disparagement and, for a period of twelve (12) months following termination of the named executive officer’s employment with the Company, non-compete and non-solicit covenants by which each of the named executive officer is bound.

2023 Equity Grants

In March of 2023, MoneyLion granted each of the named executive officers RSUs and PSUs pursuant to the terms and conditions of the Omnibus Incentive Plan. Each named executive officer was granted (i) RSUs that vest quarterly in twelve (12) equal installments over a three (3)-year period, beginning on May 15, 2023, generally subject to the applicable named executive officer’s continued employment through each vesting date. and (ii) PSUs that are earned based on the achievement of specified target key performance indicators during 2023 related to MoneyLion’s Performance Goals (with the number of Annual PSUs that can be earned to be between 80% and 120% of the target amount), one-third (⅓) of which vest immediately upon the achievement of the Performance Goals (if ever achieved), and the remainder vesting quarterly in eight (8) equal installments beginning after the date on which the Performance Goals were achieved, generally subject to the applicable named executive officer’s continued employment through each vesting date.

In March 2023, Mr. Choubey received a grant of (i) 133,333 (4,000,000) RSUs and (ii) 66,666 (2,000,000) Annual PSUs (at 100% of target), Mr. Correia received a grant of (i) 88,888 (2,666,667) RSUs and (ii) 44,444 (1,333,333) Annual PSUs (at 100% of target) and Mr. Hong received a grant of (i) 36,666 (1,100,000) RSUs and (ii) 18,333 (550,000) Annual PSUs (at 100% of target). Amounts in parentheses represent number of shares underlying the awards prior to the Reverse Stock Split.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The NEO Employment Agreements provide for severance upon the termination of a named executive officer under his employment agreement by MoneyLion without “Cause,” by the named executive officer for “Good Reason,” due to MoneyLion’s non-renewal of the applicable employment agreement or upon such named executive officer’s death or “Disability” (as such terms are defined in the applicable employment agreement), in addition to any accrued amounts, subject to certain conditions set forth in the applicable employment agreement, including the execution of a general release of any and all claims: (a) severance pay equal to the sum of (i) his base salary at his then current annual rate for a period of twelve (12) months following the termination date and (ii) his target bonus at the amount in effect at the time of termination or, if no target bonus has been determined for the year during which the termination of employment occurs, the annual bonus most recently paid to such named executive officer, (b) a pro rata performance-based annual bonus for the year of such named executive officer’s termination of employment, (c) continued participation in MoneyLion’s group medical and dental plans for a specified period following termination and (d) the immediate vesting of the portion of any previously granted and unvested option awards that would have vested during the one (1)-year period immediately following the date of termination of such named executive officer’s employment. Furthermore, in the event of the termination of any named executive officer’s employment within six (6) months prior to or twenty-four (24) months following a “Change in Control” (as defined in the applicable employment agreement), subject to certain conditions set forth in the applicable employment agreement, including the execution of a general release of any and all claims, the named executive officer will be entitled to (a) severance pay equal to the sum of (1) his base salary at his then current annual rate for a period of twenty-four (24) months following the termination date and (2) two times his target bonus at the amount in effect at the time of termination or, if no target bonus has been determined for the year during which the termination of employment occurs, the annual bonus most recently paid to such named executive officer, (b) a pro rata performance-based annual bonus for the year of such named executive officer’s termination of employment, (d) continued participation in the Company’s group medical and dental plans for a specified period following termination and (d) the immediate vesting of any previously granted and unvested option awards.

DIRECTOR COMPENSATION

Director Compensation Table

The following table sets forth information regarding compensation earned by or paid to MoneyLion’s directors during the year ended December 31, 2022, excluding Mr. Choubey for whom we provided compensation disclosure in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Dwight Bush	70,000	70,528	—	—	—	140,528
John Chrystal(3)	85,000	70,528	—	—	—	155,528
Greg DePetris	27,000	70,528	—	—	—	97,528
Matt Derella	56,000	70,528	—	—	—	126,528
Jeffrey Gary	60,000	70,528	—	—	—	130,528
Lisa Gersh	40,000	70,528	—	—	—	110,528
Annette Nazareth	54,000	70,528	—	—	—	124,528
Michael Paull	50,000	70,528	—	—	—	120,528
Chris Sugden	62,000	70,528	—	—	—	132,528

____________

(1)      Reflects the grant date value of the 3,125 (93,750) RSUs granted in accordance with the terms of the Outside Director Compensation Program (as described below) during the applicable year as calculated in accordance with ASC Topic 718. For each director, one-half (½) of the grant vested on December 15, 2022; one-fourth (¼) vested on March 15, 2023; and one-fourth (¼) will vest on June 15, 2023. In calculating the number of RSUs to grant, the Compensation Committee took into account the thirty (30) day volume weighted average price as of June 15, 2022 (the date of the 2022 Annual Meeting of Stockholders).

(2)      Each director was awarded an initial grant of 1,594 (47,846) RSUs pursuant to the Outside Director Compensation Program, with one-sixth (1/6) of the grant vesting on March 22, 2022 and the remainder vesting in equal one-twelfth (1/12) installments on a quarterly basis until the award is fully vested on the third anniversary of the date of such director’s start of service on the Board of Directors. As of December 31, 2022, 929 (27,897) of such RSUs remained unvested for each director. Each director other than Mr. DePetris, who decided not to stand for re-election to the Board of Directors and whose term expired at the Company’s 2022 Annual Meeting of Stockholders, was also awarded an annual grant of 3,125 (93,750) RSUs pursuant to the Outside Director Compensation Program, as described above in Note 1. As of December 31, 2022, 1,562 (46,875) of such RSUs remained unvested and outstanding for each such director. In addition, Mr. DePetris was previously granted an award of (i) 7,911 (237,355) options (all of which were vested as of December 31, 2022) on September 1, 2017 that have an exercise price of $6.60 ($0.22) per share and (ii) 41,019 (1,230,584) options (23,073 (692,203) of which were vested as of December 31, 2022) on September 1, 2020 that have an exercise price of $17.70 ($0.59) per share. Mr. Chrystal was previously granted an award of (i) 4,747 (142,420) options (all of which were vested as of December 31, 2022) on September 1, 2017 that have an exercise price of $6.60 ($0.22) per share and (ii) 13,673 (410,195) options (7,691 (230,735) of which were vested as of December 31, 2022) on September 1, 2020 that have an exercise price of $17.70 (0.59) per share. Amounts in parentheses represent number of shares underlying the awards and exercise prices prior to the Reverse Stock Split.

In November 2021, MoneyLion adopted the Outside Director Compensation Program that provides non-employee directors with the following annual cash retainers for service on the Board of Directors and its standing committees:

•        A $40,000 annual cash retainer for service as a member of the Board of Directors;

•        an additional $35,000 annual cash retainer for serving as the non-executive chair of the Board of Directors;

•        the following additional cash retainers for service on the standing committees of the Board of Directors:

•        Risk & Compliance Committee — $10,000 (or $20,000 as chair)

•        Audit Committee — $10,000 (or $20,000 as chair)

•        Compensation Committee — $6,000 (or $12,000 as chair)

•        Nominating & Corporate Governance Committee — $4,000 (or $8,000 as chair)

In addition to the cash compensation, the Outside Director Compensation Program provides that our non-employee directors will be granted (i) an initial equity award of restricted stock units upon joining the board with a value of $300,000 based on a thirty (30) day volume weighted average price and (ii) an annual equity award of restricted stock units with a value of $150,000 based on a thirty (30) day volume weighted average price for each year thereafter (beginning in 2022). The initial equity award vests in equal quarterly instalments until it is fully vested on the third anniversary of the director’s appointment date and the annual equity award will vest quarterly such that it is fully vested on the first anniversary of the grant date, in each case subject to continued service through such date. The Outside Director Compensation Program also provides for the accelerated vesting of any unvested restricted stock units upon a Change in Control (as defined in the Omnibus Incentive Plan), subject to continued employment through the date of consummation of the Change in Control.

Beneficial Ownership of Securities

The following table sets forth information relating to the beneficial ownership of shares of Class A Common Stock and Series A Preferred Stock by:

•        each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of Class A Common Stock or Series A Preferred Stock;

•        each of our directors, nominees and named executive officers; and

•        all directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including RSUs, options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of Class A Common Stock is based on 8,799,291 shares of Class A Common Stock and 25,701,595 shares of Series A Preferred Stock outstanding as of April 24, 2023. All information set forth herein is presented on an as-adjusted basis after accounting for the Reverse Stock Split.

Unless otherwise indicated, MoneyLion believes that each person named in the table below has sole voting and investment power with respect to all shares of Class A Common Stock or Series A Preferred Stock beneficially owned by them.

	Class A Common Stock		Series A Preferred Stock
	Number of Shares	Percent of Class	Number of Shares	Percent of Class
Directors and Executive Officers of MoneyLion
Diwakar (Dee) Choubey(1)(2)	807,752	9.2%	—	—
Richard (Rick) Correia(1)(3)	227,195	2.6%	—	—
Mark Torossian(1)(4)	1,417	*	—	—
Timmie (Tim) Hong(1)(5)	127,115	1.4%	—	—
Adam VanWagner(1)(6)	16,310	*	—	—
Dwight Bush(1)(7)	4,054	*	—	—
John Chrystal(1)(8)	26,534	*	—	—
Matt Derella(1)(9)	8,162	*	—	—
Jeffrey Gary(1)(10)	6,222	*	—	—
Lisa Gersh(1)(7)	4,054	*	—	—
Annette Nazareth(1)(7)	4,054	*	—	—
Michael Paull(1)(7)	4,054	*	—	—
Chris Sugden(1)(7)	4,054	*	—	—
All Directors and Executive Officers of MoneyLion as a Group (13 individuals)	1,240,977	14.1%	—	—
Five Percent Holders:
Rohit D’Souza(11)	831,747	9.5%	—	—
Fintech Collective(12)	624,530	7.1%	—	—
Edison Partners VIII, LP(13)	1,087,505	12.4%	—	—
StepStone(14)	779,046	8.9%	—	—
Canaan X L.P.(15)	—	—	2,907,369	11.3%
Canaan XI L.P.(16)	—	—	1,616,257	6.3%
Citi Ventures Inc.(17)	—	—	1,618,035	6.3%
F-Prime Capital Partners Tech Fund LP(18)	—	—	3,419,849	13.3%
Goldman Sachs PSI Global Holdings, LLC(19)	—	—	2,184,523	8.5%
GreatPoint Ventures Innovation Fund II, L.P.(20)	—	—	5,785,365	22.5%
MassMutual Ventures US II LLC(21)	—	—	1,618,036	6.3%

____________

*        Less than one percent.

(1)     The business address of each of these stockholders is c/o MoneyLion Inc., 30 West 21st Street, 9th Floor, New York, NY 10010.

(2)      Includes (i) 480,212 shares of Class A Common Stock held directly by Mr. Choubey, (ii) 202,799 shares of Class A Common Stock which Mr. Choubey has the right to acquire through the exercise of vested options as well as RSUs and/or options vesting within 60 days, each of which represents a contingent right to receive one share of Class A Common Stock, granted pursuant to the Omnibus Incentive Plan, (iii) 12,622 shares of Class A Common Stock held by Mr. Choubey’s spouse and (iv) 112,119 shares of Class A Common Stock held in trusts, the beneficiaries of which are members of Mr. Choubey’s family. Mr. Choubey disclaims beneficial ownership of all shares of Class A Common Stock held of record by such trusts.

(3)      Includes (i) 12,772 shares of Class A Common Stock held directly by Mr. Correia and (ii) 214,423 shares of Class A Common Stock which Mr. Correia has the right to acquire through the exercise of vested options as well as RSUs and/or options vesting within 60 days, each of which represents a contingent right to receive one share of Class A Common Stock, granted pursuant to the Omnibus Incentive Plan.

(4)      Includes (i) 991 shares of Class A Common Stock held directly by Mr. Torossian and (ii) 426 shares of Class A Common Stock which Mr. Torossian has the right to acquire through RSUs vesting within 60 days, each of which represents a contingent right to receive one share of Class A Common Stock, granted pursuant to the Omnibus Incentive Plan.

(5)      Includes (i) 5,012 shares of Class A Common Stock held directly by Mr. Hong and (ii) 122,103 shares of Class A Common Stock which Mr. Hong has the right to acquire through the exercise of vested options as well as RSUs and/or options vesting within 60 days, each of which represents a contingent right to receive one share of Class A Common Stock, granted pursuant to the Omnibus Incentive Plan.

(6)      Includes (i) 5,124 shares of Class A Common Stock held directly by Mr. VanWagner and (ii) 11,186 shares of Class A Common Stock which Mr. VanWagner has the right to acquire through the exercise of vested options as well as RSUs and/or options vesting within 60 days, each of which represents a contingent right to receive one share of Class A Common Stock, granted pursuant to the Omnibus Incentive Plan.

(7)      Includes (i) 3,141 shares of Class A Common Stock held directly by the stockholder and (ii) 913 shares of Class A Common Stock which the stockholder has the right to acquire through RSUs vesting within 60 days, each of which represents a contingent right to receive one share of Class A Common Stock, granted pursuant to the Omnibus Incentive Plan.

(8)      Includes (i) 11,474 shares of Class A Common Stock held directly by Mr. Chrystal and (ii) 15,060 shares of Class A Common Stock which Mr. Chrystal has the right to acquire through the exercise of vested options as well as RSUs and/or options vesting within 60 days, each of which represents a contingent right to receive one share of Class A Common Stock, granted pursuant to the Omnibus Incentive Plan.

(9)      Includes (i) 7,249 shares of Class A Common Stock held directly by Mr. Derella and (ii) 913 shares of Class A Common Stock which Mr. Derella has the right to acquire through RSUs vesting within 60 days, each of which represents a contingent right to receive one share of Class A Common Stock, granted pursuant to the Omnibus Incentive Plan.

(10)    Includes (i) 5,309 shares of Class A Common Stock held directly by Mr. Gary and (ii) 913 shares of Class A Common Stock which Mr. Gary has the right to acquire through RSUs vesting within 60 days, each of which represents a contingent right to receive one share of Class A Common Stock, granted pursuant to the Omnibus Incentive Plan.

(11)    Includes 710,001 shares of Class A Common Stock indirectly beneficially owned through RDS MoneyLion Holdings I, LLC, 58,607 shares of Class A Common Stock indirectly beneficially owned through Bear Creek Ventures, LLC and 63,139 shares of Class A Common Stock indirectly beneficially owned through Telluride Capital Ventures, LLC. The business address of Mr. D’Souza is 425 Park Ave S, New York, NY 10016.

(12)    Includes 214,487 shares of Class A Common Stock held by FinTech Collective II-AV LLC, 338,257 shares of Class A Common Stock held by FinTech Collective SL LLC and 71,786 shares of Class A Common Stock held by FinTech Collective W2 LLC. Based on the Schedule 13G/A filed on February 13, 2023, FinTech Collective Management LLC (“Fintech Collective”) acts as investment manager to, and exercises investment discretion with respect to the Class A Common Stock, directly owned by the accounts. The business address is 200 Park Avenue South, Suite 1611, New York, NY 10003.

(13)    Edison VIII GP LLC, a Delaware limited liability company, is the general partner of Edison Partners VIII, L.P. Christopher S. Sugden, a member of the Board of Directors, is the Managing Member of the general partner. The business address of Edison Partners and its general partner is: Edison Partners, 281 Witherspoon Street, Suite 300, Princeton, NJ 08540.

(14)    Includes 156,115 shares of Class A Common Stock held by AU Special Investments II, L.P., 178,221 shares of Class A Common Stock held by StepStone VC Global Partners VIII-A, L.P. (f/k/a Greenspring Global Partners VIII-A, L.P.), 11,687 shares of Class A Common Stock held by StepStone VC Global Partners VIII-C, L.P. (f/k/a Greenspring Global Partners VIII-C, L.P.), 401,324 shares of Class A Common Stock held by StepStone VC Opportunities IV, L.P. (f/k/a Greenspring Opportunities IV, L.P.) and 31,699 shares of Class A Common Stock held by StepStone SK Special, L.P. (f/k/a Greenspring SK Special, L.P.) (such shareholders collectively, “StepStone”). The address of each StepStone holder is 100 Painters Mill Road, Suite 700, Owings Mills, MD 21117-7306.

(15)    The address of Canaan X L.P. is 285 Riverside Ave, Suite 250, Westport, CT 06880-4805.

(16)    The address of Canaan XI L.P. is 285 Riverside Ave, Suite 250, Westport, CT 06880-4805.

(17)    The address of Citi Ventures Inc. is 388 Greenwich St Attn: Louis Valdich, New York, NY 10013-2362.

(18)    The address of F-Prime Capital Partners Tech Fund LP is One Main Street, Cambridge, MA 02142.

(19)    The address of Goldman Sachs PSI Global Holdings, LLC is 200 West Street, Fl 6, New York, NY 10282-2102.

(20)    The address of GreatPoint Ventures Innovation Fund II, L.P. is 400 N Michigan Ave Ste S1700, Chicago, IL 60611-4104.

(21)    The address of MassMutual Ventures US II LLC is 470 Atlantic Ave, Boston, MA 02210-2208.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Such officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with during the year ended December 31, 2022 except for one Form 4 that was filed late for Mr. Gary to report three transfers of certain shares of Class A Common Stock by Mr. Gary to Mr. Gary’s former spouse.

Proposal No. 2

Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors has engaged RSM US LLP (“RSM”) as our independent registered public accounting firm for the fiscal year ending December 31, 2023 and is seeking ratification of such selection by our stockholders at the Annual Meeting. A representative of RSM is expected to be present at the Annual Meeting and will have an opportunity to make a statement and will be available to respond to questions.

Neither our Bylaws nor other governing documents or applicable law require stockholder ratification of the selection of RSM as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of RSM to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain RSM. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Change in Auditor

On September 22, 2021, the Board of Directors approved the engagement of RSM as the Company’s independent registered public accounting firm following the Business Combination. RSM served as the independent registered public accounting firm of Legacy MoneyLion prior to the Business Combination. Accordingly, WithumSmith+Brown, PC (“Withum”), the independent registered public accounting firm of Fusion, MoneyLion’s legal predecessor, was informed on September 22, 2021 that it had been dismissed as MoneyLion’s independent registered public accounting firm.

Withum’s report on the balance sheets of Fusion, as of December 31, 2020, and the related statements of operations, changes in temporary equity and permanent equity and cash flows for the period ended from March 6, 2020 (inception) through December 31, 2020 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainties, audit scope or accounting principles.

During the period from March 6, 2020 through December 31, 2020, and the subsequent interim period through September 22, 2021, there were no: (i) disagreements with Withum on any matter of accounting principles or practices, financial statement disclosures or audited scope or procedures, which disagreements if not resolved to Withum’s satisfaction would have caused Withum to make reference to the subject matter of the disagreement in connection with its report or (ii) reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K other than the material weakness in internal controls identified by management related to the accounting for warrants issued in connection with Fusion’s initial public offering, which resulted in the restatement of Fusion’s financial statements as set forth in Fusion’s Form 10-K/A for the year in the period ended December 31, 2020, as filed with the SEC on May 6, 2021.

The Company previously provided Withum with a copy of the disclosures regarding their dismissal set forth in Item 4.01 in the Company’s Current Report on Form 8-K filed with the SEC on September 28, 2021. Withum provided a letter addressed to the SEC stating that they agreed with such statements concerning their dismissal, which letter was filed as Exhibit 16.1 to such Form 8-K.

Audit Fee Disclosure

The following table provides information regarding the fees incurred to RSM and Withum during the fiscal year ended December 31, 2022 and during the fiscal year ended December 31, 2021:

	Fiscal Year Ended December 31,
	2021	2022
Audit Fees(1)	$1,935,437	$1,882,150
Tax Fees(2)	348,960	254,993
Audit-Related Fees(3)	161,690	83,917
All Other Fees(4)	—	—
Total Fees	$2,446,087	$2,221,060

____________

(1)      Consist of fees billed for professional services rendered for the audit of the Company’s year-end consolidated financial statements and the review of the Company’s interim condensed consolidated financial statements included in the Company’s quarterly reports and for services that are normally provided by the independent registered public accounting firm in connection with regulatory filings, including review of registration statements, proxy statements, comfort letters and consents related to, among other things, the Business Combination and Fusion’s initial public offering.

(2)      Consist of fees for professional services performed with respect to tax compliance, tax advice and tax planning.

(3)      Consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.”

(4)      No other services were provided during the periods presented.

Pre-Approval Policies and Procedures

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditors. In recognition of this responsibility, the Audit Committee reviews and, in its sole discretion, pre-approves all audit and permitted non-audit services to be provided by the independent auditors as provided under the Audit Committee Charter. The Audit Committee may delegate its authority to pre-approve services to the Chair of the Audit Committee, provided that such designees present any such approvals to the full Audit Committee at the next Audit Committee meeting.

Since the formation of the Audit Committee upon the consummation of the Business Combination on September 22, 2021, and on a going-forward basis, the Audit Committee has approved and will pre-approve all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof, as described above.

Vote Required for Ratification

The ratification of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 requires the affirmative vote of a majority of the votes cast by our stockholders present in person (which would include presence at the virtual Annual Meeting) or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have no effect on the outcome of the proposal. There will be no broker non-votes associated with this proposal, as the ratification of our independent registered public accounting firm is a routine matter. As a result, if your shares are held in “street name” and you do not give your bank or broker instructions on how to vote, your shares will be voted by the broker in its discretion.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF RSM US LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.

Report of the Audit Committee of the Board of Directors

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of MoneyLion under the Securities Act or the Exchange Act.

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of our Board of Directors. The Audit Committee’s functions are more fully described in its Charter. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management MoneyLion’s audited financial statements as of and for the year ended December 31, 2022.

The Audit Committee discussed with RSM, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. In addition, the Audit Committee received from RSM the written disclosures and the letter required by the applicable requirements of the PCAOB regarding RSM’s communications with the Audit Committee concerning independence, and discussed with RSM their independence. Finally, the Audit Committee discussed with RSM, with and without management present, the scope and results of RSM’s audit of MoneyLion’s audited financial statements as of and for the year ended December 31, 2022.

Based on these reviews and discussions, the Audit Committee recommended to our Board of Directors that such audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC. The Audit Committee also engaged RSM as our independent registered public accounting firm for the year ending December 31, 2023 and is seeking ratification of such selection by the stockholders.

Audit Committee

Jeffrey Gary, Chair

Dwight Bush

John Chrystal

Matt Derella

Information About the Proxy Process and Voting

Why am I receiving these materials?

We have made a Notice of Internet Availability that contains instructions on accessing this Proxy Statement and Proxy Card available to you or have delivered printed proxy materials to you because the Board of Directors is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. You are invited to attend the virtual Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the virtual Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the Proxy Card, or follow the instructions below to submit your proxy on the internet.

This Proxy Statement, the Notice of Internet Availability, the Notice of Annual Meeting and the accompanying Proxy Card were first made available to our stockholders on or about April 28, 2023 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

The outstanding voting securities of MoneyLion are (a) shares of Class A Common Stock and (b) shares of Series A Preferred Stock. As of the Record Date, there were 8,799,291 shares of Class A Common Stock outstanding and 25,701,595 shares of Series A Preferred Stock outstanding (as adjusted after accounting for the Reverse Stock Split). Only stockholders of record of the Class A Common Stock and the Series A Preferred Stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting. Dissenters’ rights are not applicable to any of the matters to be acted upon at the Annual Meeting.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record as of the close of business on the Record Date, you may vote online during the virtual Annual Meeting. Alternatively, you may vote by proxy by submitting the accompanying Proxy Card or over the internet or by telephone. Whether or not you plan to attend online the virtual Annual Meeting, we encourage you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote. In such case, your previously submitted proxy will be disregarded.

•        To vote at the virtual Annual Meeting, you will need the 16-digit control number included on your Proxy Card or voting instruction form. The Annual Meeting webcast will begin promptly at 10:00 a.m., Eastern time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:45 a.m. Eastern time, and you should allow ample time for the check-in procedures. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the phone number displayed on the virtual Annual Meeting website on the meeting date.

•        To vote using the Proxy Card, simply complete, sign and date the accompanying Proxy Card and return it promptly in the envelope provided. If you return your signed Proxy Card to us before the Annual Meeting, we will vote your shares in accordance with the Proxy Card.

•        To vote by proxy over the internet before the Annual Meeting, follow the instructions as directed on the enclosed Proxy Card or on the Notice of Internet Availability.

•        To vote by telephone, you may vote by proxy by calling the toll free number found on the enclosed Proxy Card or on the Notice of Internet Availability.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account.

If you are a beneficial owner as described above, you should have received a voting instruction form from the brokerage firm, bank, dealer or other similar organization that holds your shares. Follow the instructions they provide to ensure that your vote is counted.

We provide internet proxy voting to allow you to vote your shares online before the Annual Meeting, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

What votes are required to approve the proposals?

•        With respect to Proposal No. 1, directors are elected by a plurality of the votes cast. “Withhold” votes have no effect. There is no ability to “abstain.”

•        With respect to Proposal No. 2, the affirmative vote of the majority of votes cast is required for approval. Abstentions will not be counted as votes cast and will have no effect on the results.

What are “broker non-votes”?

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. Only Proposal No. 2, the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, is considered “routine” under applicable rules.

In the event that a broker, bank, custodian, nominee or other record holder of Class A Common Stock or Series A Preferred Stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as “broker non-votes” with respect to that proposal. Broker non-votes have no effect on whether a proposal is approved.

How many votes do I have?

For each share of Class A Common Stock you own as of the Record Date, you have one vote per share on each matter to be voted upon. For each share of Series A Preferred Stock you own as of the Record Date, you have the number of votes that you would have been entitled to cast had your Series A Preferred Stock been converted into Class A Common Stock as of the Record Date, calculated pursuant to and in accordance with the Certificate of Designations of the Series A Preferred Stock, dated February 15, 2022.

What if I return a Proxy Card but do not make specific choices?

If we receive a signed and dated Proxy Card and the Proxy Card does not specify how your shares are to be voted, your shares will be voted “FOR” the election of each of the three nominees for Class II director and “FOR” the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your Proxy Card) will vote your shares in his or her discretion.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the Proxy Cards or follow the instructions for any alternative voting procedure on each of the Proxy Cards.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•        You may submit another properly completed proxy with a later date.

•        You may send a written notice that you are revoking your proxy to our Investor Relations Department, at ir@moneylion.com.

•        You may attend the virtual Annual Meeting through online presence and vote online. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are stockholder proposals due for the 2024 Annual Meeting of Stockholders?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 30, 2023 to Adam VanWagner, Secretary at MoneyLion, 30 West 21st Street, 9th Floor, New York, New York 10010. Pursuant to our Bylaws, in order for a stockholder to present a proposal at the annual meeting, other than proposals to be included in the Proxy Statement as described above, or to nominate a director, you must give timely notice thereof in writing to the Secretary of the Company, which must be received between February 16, 2024 and March 17, 2024; provided that if the date of the 2024 Annual Meeting of Stockholders is advanced more than 30 days prior to the first anniversary of the Annual Meeting or delayed more than 70 days after such anniversary date, then to be timely such notice must be delivered, or mailed and received, not later than the 90th day prior to the date of the 2024 Annual Meeting of Stockholders or, if later, the 10th day following the day on which public disclosure of the date of the 2024 Annual Meeting of Stockholders is first made by the Company. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority of the total voting power of the shares of Class A Common Stock and Series A Preferred Stock issued and outstanding and entitled to vote are present online at the virtual Annual Meeting or represented by proxy. Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chair of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present online or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting.

Who will solicit and pay the cost of soliciting proxies?

MoneyLion will pay the cost of soliciting proxies for the general meeting. MoneyLion will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Class A Common Stock and Series A Preferred Stock for their expenses in forwarding soliciting materials to beneficial owners of such shares and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, mail, on the internet or at the Annual Meeting. They will not be paid any additional amounts for soliciting proxies.

Who will count and inspect the vote?

Votes will be tabulated by Broadridge Financial Solutions, Inc. The Board of Directors has appointed a representative of Broadridge Financial Solutions, Inc. as Inspector of Election for the Annual Meeting.

How do I attend the Annual Meeting?

Our Board of Directors has determined to hold the Annual Meeting virtually. In addition to protecting the health and safety of our stockholders in light of the ongoing COVID-19 pandemic, the online format of our Annual Meeting is intended to enhance stockholder access and participation. We believe holding the Annual Meeting virtually will also increase our ability to engage and communicate effectively with all stockholders, regardless of size, resources or physical location, and lower the cost to us, our stockholders and the environment.

You may attend the Annual Meeting live via the internet at www.virtualshareholdermeeting.com/ML2023. Stockholders will need the 16-digit control number provided on their Proxy Card, voting instruction form or notice. We suggest you log in at least 15 minutes before the start of the Annual Meeting.

Can I ask questions at the Annual Meeting? Stockholders of record as of our Record Date will have an opportunity to submit questions live via the internet during the meeting.

How to Participate in the Annual Meeting

Online:

1.   Visit www.virtualshareholdermeeting.com/ML2023; and

2.   Enter the 16-digit control number included on your Notice Regarding the Availability of Proxy Materials on your Proxy Card (if you received a printed copy of the proxy materials), or on the instructions that accompanied your proxy materials.

You may begin to log into the meeting platform beginning at 9:45 a.m. Eastern Time on June 15, 2023. The Annual Meeting will begin promptly at 10:00 a.m. Eastern Time.

Additional Information

Electronic Availability of Proxy Materials for the Annual Meeting

Important Notice Regarding the Availability of Proxy Materials for Stockholder Meeting to be Held on June 15, 2023: This Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 are available electronically at www.proxyvote.com.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are MoneyLion stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker or (2) call (212) 300-9865 or direct your written request to our Investor Relations Department, at ir@moneylion.com or mail to: 30 West 21st Street, 9th Floor, New York, NY 10010. Stockholders who currently receive multiple copies of this Proxy Statement at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written request to the address above, a separate copy of the Form 10-K, Proxy Statement and Proxy Card or Notice of Internet Availability to a stockholder at a shared address to which a single copy of the documents was delivered.

Note About Our Website

Web links to our website throughout this document are provided for convenience only. Please note that information on or accessible through our website is not part of, or incorporated by reference into, this Proxy Statement.

Other Matters

As of the date of this Proxy Statement, the Board of Directors does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the Annual Meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in the discretion of the proxy holder.

We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a MoneyLion stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to our Investor Relations Department, at ir@moneylion.com.

MONEYLION INC. 30 WEST 21ST STREET, 9TH FLOOR NEW YORK, NY 10010 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 14, 2023. Have your Proxy Card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ML2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 14, 2023. Have your Proxy Card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V13030-P92480KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY MONEYLION INC. For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR each of the following nominees: 1. Company Proposal - Election of Class II Directors Nominees: 01) Dwight Bush 02) John Chrystal 03) Lisa Gersh The Board of Directors recommends you vote FOR Proposal 2. For Against Abstain 2. Company Proposal - Ratify the selection of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof. You may attend the meeting and vote during the meeting when the polls are open via the Internet. We recommend, however, that you vote before the meeting even if you plan to participate in the meeting, since you can change your vote during the meeting by voting when the polls are open. Have the information that is printed in the box marked by the arrow and follow instructions. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com. MONEYLION INC. 2023 Annual Meeting of Stockholders June 15, 2023 10:00 AM ET This proxy is solicited by the Board of DirectorsThe stockholder(s) hereby appoint(s) Adam VanWagner and John Chrystal, or each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock, par value $0.0001 per share, and Series A Convertible Preferred Stock, par value $0.0001 per share, of MONEYLION INC. that the stockholder(s) is/are entitled to vote at the 2023 Annual Meeting of Stockholders to be held virtually at 10:00 AM ET on June 15, 2023, via a live webcast at www.virtualshareholdermeeting.com/ML2023, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side